Exhibit 3.16

                   CERTIFICATE OF DESIGNATIONS
                             OF THE
      4.0% CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES H
                  (Par Value, $10.00 Per Share)

                               OF

                           BICO, INC.
                 ______________________________

                 Pursuant to Section 1522 of the

     Business Corporation Law of 1988 of the Commonwealth of
                          Pennsylvania
                 ______________________________


     The undersigned duly authorized officer of BICO, Inc., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the "Corporation" or the
"Company"), in accordance with the provisions of Section 1522 of the Business Corporation Law of 1988 of the Commonwealth of Pennsylvania, DOES HEREBY CERTIFY:

     That the Articles of Incorporation of the Corporation authorize the creation of up to Five Hundred Thousand (500,000) shares of the Corporation's preferred stock, par value $10.00 per share (such preferred stock, together with all other preferred stock of the Corporation, the creation of which is authorized by the Articles of Incorporation, the "Preferred Stock"); and

     That pursuant to the authority conferred upon the Board of Directors (the "Board") by the Articles of Incorporation of the Corporation, the Board, on October 22, 2001, adopted the following resolution creating a series of Three Hundred Ninety-Six Thousand (396,000) shares of Preferred Stock designated as set forth below:

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by the Articles of Incorporation of the Corporation, as amended (the "Articles of Incorporation"), and the Business Corporation Law of 1988 of the Commonwealth of Pennsylvania, the issuance of a series of Preferred Stock, which shall consist of Three Hundred Ninety-Six Thousand (396,000) shares of the Five Hundred Thousand (500,000) shares of Preferred Stock which the Corporation now has authority to issue, be, and the same hereby is, authorized, and the Board hereby fixes the powers, designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions of the shares of such series (in addition to the powers, designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Articles of Incorporation which may be applicable to the Preferred Stock) authorized by this resolution as follows:

     Series H Cumulative Convertible Preferred Stock:

     Section 1. Designation and Rank. The designation of such series of Preferred Stock authorized by this resolution shall be "Series H Cumulative Convertible Preferred Stock" (the "Series H Preferred Stock"). The number of shares constituting the Series H Preferred Stock shall be 396,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series H Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series H Preferred Stock.

     Section 2.   Conversion Rights.

      (a) Each holder of shares of Series H Preferred Stock shall have the option to convert any or all of the shares issued to such holder at any time after the earlier of (i) the seventy-fifth (75th) day following the date on which such shares of Series H Preferred Stock were first issued (the "Class B Original Issuance Date"), or (ii) thirty five (35) days after the date after the Original Issue Date on which a registration statement to be filed by the Corporation with the United States Securities and Exchange Commission with respect to shares of its Common
Stock becomes effective.

      (b) Each share of Series H Preferred Stock may be converted at the option of the holder thereof at the times set forth herein, and without the payment of any additional consideration, into the number of fully paid, nonassessable shares of common stock, $.10 par value per share, of the Corporation (the "Common Stock"), as is determined by applying the following formula (the "Conversion Formula"): divide the Original Issue Price (as defined in subsection 7(a) hereof) by 80% of the average closing bid price (as reported by The OTC or Electronic Bulletin Board) of the Common Stock for the five (5) consecutive trading days ending on the trading day immediately preceding the date of receipt by the Corporation of the notice of conversion (the date upon which notice of conversion is received by the Corporation is hereinafter referred to as the "Date of Conversion", and the foregoing formula price as hereinafter referred to as the "Conversion Price"). In the event that any shares of Series H Preferred Stock remain outstanding and unconverted on the fifth
(5th) anniversary of the Original Issuance Date, such shares shall automatically be converted at that time in accordance with the Conversion Formula.

     Section 3.   Mechanics of Conversion.

      (a) No fractional shares of Common Stock shall be issued upon conversion of Series H Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall round up to the nearest whole share. In order to convert Series H Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, to the office of the Corporation, and shall give written notice to the Corporation at such office that the holder elects to convert the same, the number of shares of Series H Preferred Stock so converted and a calculation of the appropriate Conversion Price (with an advance copy of the certificate(s) and the notice by facsimile); provided, however, that the Corporation shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon such conversion unless such shares of Series H Preferred Stock are delivered to the Corporation as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation and its transfer agent to indemnify the Corporation from any loss incurred by it in connection with such certificates.

      (b) Within two (2) business days after the notice of conversion is delivered in accordance with the procedures set forth above, the Corporation shall instruct the transfer agent to issue shares of its Common Stock and to forward the same to the holder, together with the certificate or certificates for the Preferred Stock to be converted as described above.

      (c) In no event shall any of the holders of record of the Series H Preferred Shares be entitled to convert such outstanding shares to the extent such conversion would result in any such holder beneficially owning more than four and nine tenths percent (4.9%) of the outstanding shares of the Corporation's Common Stock. For these purposes, beneficial ownership shall be defined and calculated in accordance with Rule 13d-3, promulgated under the Securities Exchange Act of 1934, as amended.

     Section 4. Dividend Provisions. The holders of record of shares of Series H Preferred Stock shall be entitled to receive when, as, and if declared by the Board of Directors cumulative dividends at the rate of four percent (4.0%) of the Original Issue Price per share per annum, out of any funds legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation. The dividends shall accrue from the Original Issuance Date and be payable, in arrears, quarter-yearly on the first day of January, April, July and October of each year. No quarterly dividend shall be declared on the Series H Preferred Stock by the Board of Directors in excess of one-fourth of the net earnings of the Corporation as reported in the annual financial statement of the Corporation for the immediately preceding fiscal year. Each declared dividend shall be payable to the holders of record as they appear on the stock books of the Corporation at the close of business on such record dates, not more than sixty (60) calendar days preceding the payment dates therefor, as are determined by the Board of Directors of the Corporation or a duly authorized committee thereof. Notwithstanding the foregoing, in lieu of a cash dividend payment, the Corporation may elect to distribute shares of Common Stock as payment of any dividend then due and payable. If the Corporation elects to pay dividends in Common Stock in lieu of cash, the Corporation shall issue to such holder such number of fully paid and non-assessable shares of Common Stock as shall have an aggregate Conversion Price value (determined as of the date such dividend is payable) equal in amount to the cash dividend payable.

     Section 5.   Corporate Events.

      (a) In the event of (i) any declaration by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation and any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of record of Series H Preferred Stock at least ten (10) days prior to the record date specified herein, a notice specifying (A) the date on which any such record date is to be declared for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) become eligible to receive securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution or winding up. Notwithstanding the foregoing, the Corporation shall not be required to disclose to the holders of the Series H Preferred Stock any information which is "non-public" for the purposes of the rules and regulations of the Securities Exchange Commission.

      (b) The closing bid price used to determine the Conversion Price shall be appropriately adjusted to reflect, as deemed equitable and appropriate by the Corporation, any stock dividend, stock split or share combination of the Common Stock. In the event of a merger, reorganization, recapitalization or similar event of or with respect to the Corporation (a "Corporate Change") (other than a Corporate Change in which all or substantially all of the consideration received by the holders of the Corporation's equity securities upon such Corporate Change consists of cash or assets other than securities issued by the acquiring entity or any affiliate thereof), the Series H Preferred Stock shall be assumed by the acquiring entity and thereafter the Series H Preferred Stock shall be convertible into such class and type of securities as the holder would have received had the holder converted the Series H Preferred Stock immediately prior to such Corporate Change, as appropriately adjusted to equitably reflect the Conversion Price and any stock dividend, stock split or share combination of the Common Stock after such corporate event.

     Section 6.   Reservation of Stock Issuable Upon Conversion.
Immediately   following  the    authorization  of
additional shares at the Special Meeting of Shareholders scheduled for November __, 2001, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series H Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series H Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series H Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     Section 7.   Liquidation Preference.

      (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of record of shares of Series H Preferred Stock shall be entitled to receive, immediately prior and in preference to any distribution to the holders of the Corporation's equity securities, an amount per share equal to the sum of (i) Five Hundred Dollars ($500) (the "Original Issue Price") and (ii) any accrued and unpaid dividends on the Series H Preferred Stock. If upon the occurrence of such event the assets and funds thus distributed among the holders of the Series H Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of the Series H Preferred Stock, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series H Preferred Stock, pro rata, based on the liquidation amounts to which such holders are entitled.

      (b) Upon the completion of the distribution required by subsection 7(a), if assets remain in this Corporation, they shall be distributed to holders of parity securities (unless holders of parity securities have received distributions pursuant to subsection 7(a) above) and junior securities in accordance with the Corporation's Articles of Incorporation including any duly adopted Articles of Amendment of the Articles of Incorporation.

      (c) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or distribution of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 7, but shall instead be treated in accordance with Section 5 hereof.

     Section 8.   Redemption Rights.

      (a) The Series H Preferred Stock may be redeemed at the Corporation's option, in whole or in part, at any time and from time to time thirty (30) days after the Original Issuance Date, at a redemption price per share equal to one and two tenths
(1.2) times the Original Issue Price of such share, plus any accrued and unpaid dividends on the shares to be redeemed (such sum is hereinafter referred to as the "Redemption Price"); provided, however, that if there are any accrued quarter-yearly dividends on the Series H Preferred Stock which have not been paid or declared and a sum sufficient for the payment thereof set apart, the Corporation may not redeem any shares of Series H Preferred Stock unless all then outstanding shares of such stock are so redeemed.

      (b) At least thirty (30) days but not more than sixty (60) days prior to the date on which the Corporation wishes to effect a redemption pursuant to subsection 8(a) (the "Redemption Date"), written notice shall be sent via telecopy (with a copy to be mailed, first class postage prepaid), to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series H Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained, and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). The date upon which the Corporation issues the Redemption Notice shall be the "Redemption Notice Date". Each holder of Series H Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable by wire transfer of immediately available funds to an account designated in writing by such holder and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

      (c) From and after the Redemption Notice Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holder of shares of Series H Preferred Stock designated for redemption in the Redemption Notice as holders of Series H Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation, or converted to shares of Common Stock, or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series H Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series H Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series H Preferred
Stock. The shares of Series H Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series H Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date, but which it has not redeemed.

      (d) On or prior to each Redemption Date and after giving the Redemption Notice, the Corporation may deposit the Redemption Price of all shares of Series H Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation organized under the laws of the United States of America or the Commonwealth of Pennsylvania, doing business in the City of Pittsburgh and having aggregate capital and surplus of at least $5,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered its share certificate to the Corporation pursuant to Section 8(b) above.
As of the date of deposit of the Redemption Price as aforesaid (the "Deposit Date"), the deposit shall constitute full payment of the shares to their holders, and from and after the Deposit Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except (i) the right to exercise before the close of business on the second full business day prior to the Redemption Date any right of conversion to which they might be entitled under Section 2(a) hereof and (ii) the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this Section 8(d) for the redemption of shares thereafter converted into shares of the Corporation's Common Stock pursuant to Section 2(a) hereof prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this Section 8(d) remaining unclaimed at the expiration of six (6) years following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

     Section 9. Voting Rights. The holders of Series H Preferred Stock will have voting rights as set forth below or as otherwise from time to time required by law. To the extent that under Pennsylvania law the vote of the holders of the Series H Preferred Stock, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series H Preferred Stock shall constitute the approval of such action by the class. On all other matters, the holders of Series H Preferred Stock shall be entitled to vote with the holders of Common Stock, voting together as one class, and each share of Series H Preferred Stock shall be entitled to one vote. Holders of the Series H Preferred Stock shall be entitled to notice of all shareholders meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's by-laws and applicable statutes.

     Section 10. Protective Provisions. So long as shares of Series H Preferred Stock are outstanding, the Corporation shall not take any action that would impair the rights of the holders of the Series H Preferred Stock set forth herein and shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series H Preferred Stock:

      (a) alter or change the rights, preferences or privileges of the shares of the Series H Preferred Stock or any other securities so as to affect adversely the Series H Preferred
Stock;

      (b) create any new class or series of stock having a preference over the Series H Preferred Stock with respect to distributions pursuant to Section 7 above; or

      (c) do any act or thing which would result in taxation of the holders of shares of the Series H Preferred Stock under
Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereinafter from time to time amended).

                                   /s/Fred E. Cooper
                                    Chief Executive Officer

ATTEST:

/s/Anthony J. Feola
 Secretary